EXHIBIT 23.1

Consent of Independent Registered Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Time Warner Telecom 2004 Qualified Stock Purchase Plan of our report dated January 27, 2004, except for Note 12, as to which the date is February 20, 2004, with respect to the consolidated financial statements and schedule of Time Warner Telecom Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

July 28, 2004